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                      February 2, 2022

       Thomas Donohue
       Executive Vice President and Chief Financial Officer
       Barnes & Noble Education, Inc.
       120 Mountain View Blvd
       Basking Ridge, NJ 07920

                                                        Re: Barnes & Noble
Education, Inc.
                                                            Form 10-K for the
Fiscal Year Ended May 1, 2021
                                                            Filed June 30, 2021
                                                            File No. 001-37499

       Dear Mr. Donohue:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services